Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13160

AMENDED PRICING SUPPLEMENT NO. 6 dated July 1, 2003
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February
28, 2001)
(CUSIP No. 23383FBH7)

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$25,000,000.00
Issue Price:	100%
Calculation Agent:	JPMorgan Chase Bank
Original Issue Date/Settlement Date:	July 7, 2003
Stated Maturity:	July 7, 2005
Initial Interest Rate:	To be determined on July 2, 2003
Specified Currency:	U.S. Dollars

     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: [ ] Yes [x] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations: (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate	☐ CD Rate
	☐ Federal Funds Rate	☐ Prime Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☐ Reuters Page	☒ Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars

Interest Reset Period:	Quarterly

Interest Reset Dates:	Sets two business days before interest pay dates, commencing July 2, 2003

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 7th of October, January, April, and July

Index Maturity:	3 months

Spread (+/-):	3 month Libor +85

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☒ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.

Initial Redemption Date: n/a

The Redemption Price shall initially be           % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by           % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☒ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s): n/a

Repayment Price: n/a

Payment of additional amounts by Issuer in respect of taxation: [ ] Yes [X] No

Discount Notes: ☐ Yes ☒ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Agent’s Discount or Commission: 0.175%

Agent’s Capacity: [ ] Agent [X] Principal

Net proceeds to Company (if sale to Agent as principal): $24,956,250.00

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.
	☐ Credit Suisse First Boston Corporation	☐ J.P. Morgan Securities Inc.
	☐ Deutsche Bank Securities Inc.	☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
	☒ Banc One Capital Markets Inc.	☐ Salomon Smith Barney Inc.

Additional Terms: n/a